EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Odyssey Semiconductor Technologies, Inc. on Form S-1 of our report dated April 7, 2021 with respect to our audits of the consolidated financial statements of Odyssey Semiconductor Technologies, Inc. and Subsidiaries as of December 31, 2020 and 2019 and for the two years in the period ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

February 10, 2022